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                            CONTROL ROOM AGREEMENT
                            ----------------------

         This CONTROL ROOM AGREEMENT (this "Agreement") dated as of July 28, 2000 is made by and between Borden Chemicals and Plastics Operating Limited Partnership, a Delaware limited partnership ("Seller"), and Borden Chemical, Inc., a Delaware corporation ("Purchaser").

                                R E C I T A L S
                                ---------------

          WHEREAS, pursuant to a Conveyance and Transfer Agreement dated as of June 27, 2000 (the "Conveyance Agreement") by and between Seller and Purchaser, Seller has agreed to sell to Purchaser and Purchaser has agreed to purchase from Seller the Purchased Assets; and

          WHEREAS, as a mutual condition to their respective obligations under the Conveyance Agreement, Seller has required Purchaser to enter into this Agreement in order to provide access to certain retained assets and properties of Seller located on the Real Property, specifically the Formaldehyde Control Room, in order to ensure the uninterrupted operation of Seller's continuing businesses in the ordinary course for the period of time specified below. For purposes of this Agreement, "Formaldehyde Control Room" shall mean (a) that certain control room included in the Purchased Assets and (b) the computers located therein and related peripherals and data lines included in the Excluded Assets that control Seller's vinyl esters unit and cold box unit.

          NOW THEREFORE, in consideration of the covenants and agreements set forth in the Conveyance Agreement and in further consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

          Section 1.    Definitions.  Capitalized terms used and not otherwise
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defined herein shall have the meanings assigned to them in the Conveyance
Agreement.

          Section 2.    Access Rights.  On the terms and subject to the
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conditions set forth herein, during the term of this Agreement, Purchaser shall, and shall cause its Affiliates to provide Seller and its Affiliates full and complete access through designated routes, at all times, to the Excluded Assets in the Formaldehyde Control Room for purposes of operating, maintaining and replacing the equipment and assets of Seller contained therein.

          Section 3.    Maintenance.  On the terms and subject to the conditions
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set forth herein, during the Term (as defined below) of this Agreement,
Purchaser shall maintain the Formaldehyde Control Room in good condition and repair, in accordance with industry standards and consistent with Seller's past practices. Purchaser shall be responsible for all general and capital maintenance with respect to the Formaldehyde Control Room; provided, however, that Purchaser will have no obligation to maintain or repair Excluded Assets.

          Section 4.    Fees; Payment.
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          (a) Seller will pay Purchaser an annual fee of $2,000 for the use of the Control Room plus an additional fee equal to 5% of Purchaser's reasonable general and capital maintenance costs, utilities charges, janitorial expenses and other direct operating expenses of the Control Room ("Seller's Costs"). Seller shall not be required to reimburse Purchaser for its proportionate share of any individual capital maintenance expense associated with the Formaldehyde Control Room, which expense exceeds in the aggregate $50,000, unless Purchaser shall have obtained Seller's prior approval of such expense, which approval shall not unreasonably be withheld.

          (b) Purchaser shall invoice Seller for Seller's Costs at the end of each fiscal quarter during the Term as follows: (i) invoices shall include only amounts actually paid or incurred as of such date by Purchaser, (ii) invoices shall include reasonably appropriate supporting documentation, and
     (iii) the amount shown as due on such invoices shall be calculated pursuant to the terms of this Section 4.

          (c) If, within 10 days after Seller's receipt of an invoice, Seller disputes, in good faith, the amount of such invoice and the parties have not agreed on the amount of Seller's Costs, the amount in dispute shall be finally and conclusively determined by an independent auditing firm (the "Auditor") selected by Purchaser and Seller, which firm will not be the regular auditing firm of Purchaser or Seller. Promptly, but not later than 15 days after its acceptance of its appointment, the Auditor will determine (based solely on presentations by Seller and Purchaser and not by independent review) only that amount of Seller's Costs in dispute and will render a report as to the disputed amount and the resulting determination of Seller's Costs, which report will be conclusive and binding upon the parties. The fees, costs and expenses of the Auditor in conducting such review shall be paid by the party in error.

          (d) Within 10 days after (i) the invoice date with respect to undisputed amounts of Seller's Costs, and (ii) the date on which the parties agree upon the amount of Seller's Costs or the Auditor has determined such amount with respect to disputed amounts of Seller's Costs, Seller shall pay the undisputed, agreed upon or determined amount of Seller's Costs to Purchaser, in cash, by bank wire transfer of immediately available funds to an account designated in writing by Purchaser.

          Section 5.    Term; Termination.
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          (a) The "Term" of this Agreement shall commence on the Closing Date and, subject to the termination provisions of this Section 5, shall continue for an initial period of ten (10) years; provided, however, that this Agreement shall be automatically extended for additional periods of one (1) year each following such date unless Seller or Purchaser provides the other party hereto with written notice of its intent to terminate this Agreement not less than 360 days prior to the expiration of the initial term or any successive one (1) year term thereafter.

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          (b) Notwithstanding anything to the contrary contained herein, this
     Agreement may be terminated at any time:

              (i)   by the mutual consent of Purchaser and Seller;

              (ii) by Purchaser in the event of any material breach or default by Seller or any of its Affiliates of any of their obligations under this Agreement and the failure of Seller or its Affiliates to cure such breach or default within 30 days after receipt of written notice from Purchaser requesting such breach or default to be cured;

              (iii) by Seller in the event of any material breach or default by Purchaser or any of its Affiliates of any of their obligations under this Agreement and the failure of Purchaser to cure such breach or default within 30 days after receipt of written notice from Seller requesting such breach or default to be cured; or

              (iv) by Purchaser, by giving six (6) months advance notice, in the event that (A) Seller transfers or disposes of all or substantially all of the assets of its vinyl esters or cold box unit to any person other than Borden, Inc. ("Borden") or a subsidiary of Borden, or (B) Borden or a subsidiary of Borden no longer has beneficial ownership of a majority of the shares of capital stock of the general partner of Seller.

          Section 6.    Insurance; Standard of Liability; Indemnification.
          ---------     -------------------------------------------------

          (a) During the Term of this Agreement, Purchaser shall be required to maintain property and liability insurance in reasonably sufficient amounts, in the ordinary course of business and based on the past practices of Seller, covering the Formaldehyde Control Room.

          (b) Seller shall be liable, responsible and accountable to Purchaser for damages and costs and expenses (including reasonable attorneys' fees) solely for Seller's breach of this Agreement or for its gross negligence or willful misconduct in its operations in or related to the Formaldehyde Control Room or its Excluded Assets located therein. Purchaser shall be liable, responsible and accountable to Seller for damages and costs and expenses (including reasonable attorneys' fees) solely for Purchaser's breach of this Agreement or for its gross negligence or willful misconduct in its general maintenance, capital maintenance or operations in or related to the Formaldehyde Control Room. Any liability of Seller or Purchaser under this Section 6(b) shall be subject to the provisions of Section 6(e).

          (c) Purchaser shall indemnify, defend and hold harmless Seller and its general partner, limited partners, directors, officers, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities, costs and expenses (including any investigatory, legal and other expenses reasonably incurred in connection with, and any amounts reasonably paid in any settlement) resulting from any demand, claim, lawsuit,

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     action or proceeding made or commenced by any employee, agent, vendor, customer, licensor or lessor of Purchaser arising in connection with the operation by Purchaser of any portion of the Formaldehyde Control Room, provided that such matter did not arise out of the gross negligence or willful misconduct or breach of this Agreement by Seller.

          (d) Seller shall indemnify, defend and hold harmless Purchaser and its directors, officers, shareholders, employees, agents and controlling persons from and against any and all losses, claims, damages, liabilities, costs and expenses (including any investigatory, legal and other expenses reasonably incurred in connection with, and any amounts reasonably paid in any settlement) resulting from any demand, claim, lawsuit, action or proceeding made or commenced by any employee, agent, vendor, customer, licensor or lessor of Seller arising in connection with the access by Seller to the Formaldehyde Control Room or its operation of the Excluded Assets located therein, provided that such matter did not arise out of the gross negligence or willful misconduct or breach of this Agreement by Purchaser.

          (e) Notwithstanding anything contained in this Agreement to the contrary, in no event shall either party be liable for incidental, special or consequential damages (including lost profits or lost revenues) of the other party, its successors, assigns or their respective Affiliates, as a result of or arising from this Agreement, regardless of whether such liability arises in tort, contract, breach of warranty, indemnification or otherwise.

          Section 7.    Survival of Obligations.  The obligations of the parties
          ---------     -----------------------
under Sections 4 and 6 hereto shall survive termination or expiration of this Agreement.

          Section 8.    Assignability.  Neither this Agreement nor any of the
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rights, interests or obligations hereunder shall be assignable or transferable by either party without the prior written consent of the other party hereto; provided, however, that Purchaser may assign all or any portion of its rights, interests and obligations to a purchaser or purchasers of all of substantially all of the assets of the formaldehyde plant included in the Purchased Assets. All rights and liabilities herein given to, or imposed upon the respective parties hereto shall extend to and bind their respective successors and permitted assigns.

          Section 9.    Entire Agreement.  This Agreement constitutes the entire
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agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect thereto.

          Section 10.    Governing Law.  This Agreement shall be governed by and
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construed in accordance with the laws of the State of Ohio, without regard to the principles of conflicts of laws thereof.

          Section 11.    Notices.  All notices and other communications
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hereunder shall be in writing and shall be delivered to the persons and in the manner provided in the Conveyance Agreement.

          Section 12.     Amendments.  This Agreement may not be modified or
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amended except by an agreement in writing signed by the parties.

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          Section 13.    Waivers.  The failure of any party hereto at any time
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to require strict performance by the other party hereto of any provision hereof shall not waive or diminish such party's right to demand strict performance thereafter of that or any other provision hereof.

          Section 14.    Title and Headings.  Titles and headings to sections
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herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          Section 15     Legal Enforceability; Severability.  Any provision of
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this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction (foreign or domestic), be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first set forth above.

                                        BORDEN CHEMICALS AND PLASTICS
                                        OPERATING LIMITED PARTNERSHIP

                                        BCP Management, Inc., as General Partner


                                        By:
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                                        Its:
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                                        BORDEN CHEMICAL, INC.


                                        By:
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                                        Its:
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